As filed with the Securities and Exchange Commission on August 15, 1996


                                                       Registration No. 33-80135

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                        PRE-EFFECTIVE AMENDMENT NO. 3 TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                      APPLIED SCIENCE AND TECHNOLOGY, INC.
                      ------------------------------------
             (Exact name of registrant as specified in its charter)

            DELAWARE                                             04-2962110
            --------                                             ----------
  (State or other jurisdiction                                 (IRS Employer
of incorporation or organization)                            Identification No.)

                        RICHARD S. POST, PH.D., PRESIDENT
                      APPLIED SCIENCE AND TECHNOLOGY, INC.
                                  35 CABOT ROAD
                        WOBURN, MASSACHUSETTS 01801-1053
                                 (617) 933-5560
                                 --------------
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                              executive offices and
            name, address and telephone number of agent for service)

                                 --------------
                                   COPIES TO:

                            NEIL H. ARONSON, ESQUIRE
                           EDWARD P. GONZALES, ESQUIRE
                           O'CONNOR, BROUDE & ARONSON
                          950 WINTER STREET, SUITE 2300
                          WALTHAM, MASSACHUSETTS 02154
                                 (617) 890-6600

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|





                         CALCULATION OF REGISTRATION FEE

                                                     Proposed             Proposed
Title of Each Class                                  Maximum              Maximum                  Amount of
of Securities to Be        Amount to                 Offering Price       Aggregate                Registration
Registered                 Be Registered             per Share(1)         Offering Price(1)        Fee(2)
- ----------                 -------------             ------------         -----------------        ------

 Common Stock,
  $.01 par value
  per share (the
  "Common
  Stock")(3) .............     7,000                     $9.875              $69,125.00          $23.84(4)


(1) Estimated solely for calculation of the amount of the registration fee. The shares of Common Stock are being offered by one of the Selling Securityholders who is not restricted as to the price or prices at which such securities may be sold. Such securities are anticipated to be offered at prices approximating fluctuating market prices. Therefore, pursuant to Rule 457 of the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of $9.50 per share and $10.25 per share, the closing bid and asked prices of the Company's Common Stock, respectively, on August 9, 1996, as reported by the NASDAQ National Market System Stock Market.

(2) The registration fee previously submitted with this registration statement is for the registration of 7,000 shares of Common Stock. Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Act"), the registration fee for the other securities to be registered under this registration statement were paid previously as part of the registration fee submitted with a Registration Statement on Form SB-2, Registration No. 33- 69098-B, declared effective on November 9, 1993, which included (i) a fee in the amount of $5,194.28 to cover 977,500 shares of Common Stock underlying 1,955,000 redeemable warrants (the "Warrants"), (ii) an aggregate fee in the amount of $1,471.67 to cover 255,000 shares of Common Stock underlying the warrants issued to the representative of the underwriters of the initial public offering (the "Representative's IPO Warrants") and underlying the Warrants underlying the Representative's IPO Warrants, and (iii) a fee in the amount of $8.50 to cover 170,000 Warrants underlying the Representative's IPO Warrants.

(3) Pursuant to Rule 416 also registered hereunder are such additional indeterminate number of shares of Common Stock that may become issuable pursuant to antidilution adjustments, stock splits, stock dividends and similar adjustments.

(4) The registration fee was previously paid to the Commission on December 7, 1995.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

         Pursuant to Rule 429 under the Act the combined prospectus contained in this registration statement also relates to a Registration Statement on Form SB-2, Registration No. 33-69098-B, which was declared effective on November 9, 1993.

                                       -2-





                      APPLIED SCIENCE AND TECHNOLOGY, INC.

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY PART I OF FORM S-3

                  Registration Statement                               Location or Heading
                     Item and Caption                                      in Prospectus

1.       Forepart of Registration Statement and
         Outside Front Cover Page of Prospectus...................     Outside Front Cover Page

2.       Inside Front and Outside Back
         Cover Pages of Prospectus................................     Inside Front Cover Page; Outside Back Cover
                                                                       Page

3.       Summary Information, Risk Factors and
         Ratio of Earnings to Fixed Charges.......................     The Company; Risk Factors

4.       Use of Proceeds..........................................     Use of Proceeds

5.       Determination of Offering Price..........................     Outside Front Cover Page;  Plan of
                                                                       Distribution

6.       Dilution.................................................     Not Applicable

7.       Selling Security Holders.................................     Selling Securityholders

8.       Plan of Distribution.....................................     Outside Front Cover Page; Plan of Distribution

9.       Description of Securities to be Registered...............     Outside Front Cover Page

10.      Interests of Named Experts and Counsel...................     Legal Matters

11.      Material Changes.........................................     Recent Developments

12.      Incorporation of Certain Information by Reference........     Incorporation of Certain Information by
                                                                       Reference

13.      Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities...........     Not Applicable


                                       -3-





         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.









                  SUBJECT TO COMPLETION, DATED AUGUST 15, 1996
PROSPECTUS
                      APPLIED SCIENCE AND TECHNOLOGY, INC.

1,239,500 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE, AND 170,000 WARRANTS

         This Prospectus relates to 1,232,500 shares of Common Stock, $.01 par value per share (the "Common Stock"), of Applied Science and Technology, Inc., a Delaware corporation (the "Company"), registered for issuance by the Company as follows: (i) 977,500 shares of Common Stock issuable upon exercise of the redeemable warrants (the "IPO Warrants") issued by the Company to investors (the "Investors") in its initial public offering in November 1993 (the "IPO"); (ii) 170,000 shares of Common Stock issuable upon exercise of the redeemable warrants (the "Representative's Warrants") issued to Josephthal Lyon & Ross Incorporated, the representative of the underwriters of the IPO (the "Representative"); and
(iii) 85,000 shares of Common Stock issuable upon exercise of IPO Warrants underlying the Representative's Warrants (the "Representative's IPO Warrants"). This Prospectus also relates to (i) 7,000 shares of Common Stock held by a current stockholder of the Company (the "Holder"), and (ii) 170,000 Representative's IPO Warrants issuable by the Company upon exercise of the
Representative's Warrants. See "Selling Securityholders." The Investors and Representative are sometimes hereinafter referred to collectively as the "Warrantholders;" the Investors, Holder and Representative are sometimes hereinafter referred to collectively as the "Selling Securityholders;" and the IPO Warrants, Representative's Warrants and Representative's IPO Warrants are sometimes hereinafter referred to collectively as the "Warrants."

         This offering (the "Offering") is not being underwritten. The shares of Common Stock and IPO Warrants being offered hereunder by the Company may be sold from time to time to the Warrantholders at the exercise prices of the Warrants. Although all but 7,000 of the shares of Common Stock and all of the Representative's IPO Warrants being offered hereunder have not been specifically registered for resale by the Selling Securityholders, once registered such securities may be resold by the Selling Securityholders and/or their registered representatives from time to time at prices to be determined at the time of such sales. No minimum required purchase exists and no arrangement has been made to have funds received by such Selling Securityholders and/or their registered representatives placed in an escrow, trust or similar account or arrangement, unless the proceeds come from a purchaser residing in a state in which the sale of those securities has not yet been qualified. See "Selling Securityholders" and "Plan of Distribution."

         The Company's Common Stock and IPO Warrants are traded on the NASDAQ National Market System Stock Market ("NASDAQ/NMS") under the symbols "ASTX" and "ASTXW," respectively. The shares of Common Stock and IPO Warrants to be offered for resale pursuant to this Prospectus may be offered for resale on NASDAQ/NMS or in privately negotiated transactions. On August 9, 1996, the closing bid price of the Company's Common Stock and IPO Warrants on NASDAQ/NMS was $9.50 per share and $1.125 per IPO Warrant.



     THE  SECURITIES  OFFERED  HEREBY  INVOLVE  A HIGH  DEGREE  OF  RISK  TO THE
PURCHASERS OF SUCH SECURITIES. SEE "RISK FACTORS" ON PAGES 7-14 OF THIS PROSPECTUS.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              Underwriting
                                            Price to          Discounts and       Proceeds to         Proceeds to
                                             Public            Commissions        Company (3)            Holder
                                            --------          -------------       -----------         ---------

Per Share(1)................................$  9.875          $       -0-         $      -0-          $69,125.00
Per Share (Underlying IPO Warrants)(2) . ...$15.05            $735,568.75         $15,255,057.25      $    -0-
Per Unit (Underlying
  Representative's Warrants).................$15.7325         $       -0-         $  2,674,525.00     $    -0-
                                              -------          -----------------   --------------     --------
Total . .....................................$40.6575         $735,568.75         $17,929,582.25      $69,125.00

(1) Estimated based upon the average of the closing bid and asked prices of the Common Stock of $9.50 and $10.25 per share, respectively, as reported by NASDAQ/NMS on August 9, 1996.
(2) Pursuant to the terms of a Warrant Agreement, dated November 10, 1993, the Company will be responsible for a fee to the Representative equal to five percent (5%) of the aggregate proceeds derived upon exercise of the IPO Warrants issued to the Holders, payable under certain circumstances.
(3)      Offering expenses estimated at $17,000.00 are payable by the Company.


                 THE DATE OF THIS PROSPECTUS IS AUGUST __, 1996.







                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copies thereof may be obtained, at prescribed rates, at the public reference facilities maintained by the Commission at the Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Office located at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company's Common Stock and IPO Warrants are listed for trading on NASDAQ/NMS. Reports and other information concerning the Company can be inspected at the offices of The NASDAQ Stock Market located at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), covering the Common Stock and Representative's IPO Warrants included in this Prospectus. This Prospectus does not contain all the information set forth in or annexed as exhibits to the Registration Statement filed by the Company with the Commission and reference is made to such Registration Statement and the exhibits thereto for the complete text thereof. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as part thereof, copies of which may be obtained at prescribed rates upon request to the Commission in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, such statements are qualified in their entirety by reference to such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.


         NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER BY THE COMPANY OR THE HOLDER TO SELL ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR THE COMPANY OR THE HOLDER TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, which have been previously filed by the Company with the Commission under the Exchange Act, are incorporated by reference in this Prospectus:

         (1) Annual Report on Form 10-K for the fiscal year ended July 1, 1995 ("Fiscal 1995");

         (2) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995;

         (3) Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 1995;

         (4) Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 1996;

         (5) Current Report on Form 8-K, dated October 25, 1995, and filed on October 26, 1995;

         (6) Current Report on Form 8-K, dated November 22, 1995, and filed on November 23, 1995;

         (7) Current Report on Form 8-K, dated December 15, 1995, and filed on December 18, 1995;

         (8) Current Report on Form 8-K, dated December 29, 1995, and filed on January 12, 1996, as amended by a Current Report on Form 8-K/A, dated March 14, 1996, and filed March 15, 1996;


         (9) Current Report on Form 8-K, dated May 20, 1996, and filed on June 6, 1996; and

         (10)     Description  of the  Company's  Common Stock in the  Company's
                  Form  8-A  Registration   Statement,   declared  effective  on
                  November 9, 1993.


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering described herein shall be deemed to be incorporated by reference into this Prospectus from the respective dates those documents are filed.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         The Company will provide, without charge, to each person who receives this Prospectus, upon the written or oral request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference). Requests should be directed in writing to Mr. John
M. Tarrh, Senior Vice President, Applied Science and Technology, Inc., 35 Cabot Road, Woburn, Massachusetts 01801-1053, or by telephone at (617) 933-5560.

                               RECENT DEVELOPMENTS

         No material changes in the Company's affairs have occurred since the end of Fiscal 1995, which have not been described in an Annual Report on Form 10-K, a Quarterly Report on Form 10- Q or a Current Report on Form 8-K filed by the Company under the Exchange Act.

                                   THE COMPANY

THE BUSINESS

         Applied Science and Technology, Inc. (the "Company") designs, manufactures and markets proprietary systems and components used to produce certain advanced materials such as semiconductors and diamond. The Company's systems and components typically use microwave plasma production techniques in which gases are heated to form a plasma that chemically interacts with a substrate material. Based on its estimates, management believes that the size of the markets in which the Company currently participates is approximately $600 million and that the Company is a leading worldwide supplier of microwave plasma equipment to such markets. This equipment is used today primarily for manufacturing the latest generation of advanced semiconductors. It is also used for creating diamond for use in coatings and other processes, and for advanced materials research.

         The Company provides patented and proprietary components, as well as engineering and scientific expertise, to semiconductor capital equipment manufacturers ("SCEMs") for use in semiconductor manufacturing processes including photoresist stripping, passivation, etching and thin film deposition. The Company's major customers include Applied Materials, Inc. ("Applied Materials"), GaSonics International, Inc. ("GaSonics"), and Lam Research, Inc. ("Lam Research"). Their customers (IBM, Intel, Motorola) use the Company's equipment to manufacture the latest generation of advanced memory devices and microprocessors, such as Pentium and Power PC chips.

         Customers also use the Company's patented, patent pending and proprietary chemical vapor deposition ("CVD") diamond production components and systems in the development and manufacture of tool coatings, optics and optical coatings, thermal management substrates for laser diodes used in telecommunications, and high performance electronics. Diamond is considered an ideal material for a wide variety of uses because of its extreme hardness, excellent thermal conductivity, and other unique properties. The Company is focused in this market on commercializing the use of CVD diamond by developing systems to manufacture CVD diamond at higher production rates, resulting in a lower cost per carat.

         The Company sells its products to commercial, university and government laboratory research customers, who provide information for the Company about new applications for the Company's technologies in existing and emerging markets. The Company manufactures microwave components and systems for industrial applications, including equipment used in processing rubber and a variety of other materials. The Company performs funded research and development with the U.S. government and commercial customers when the Company believes that such research and development will lead to long term product revenue streams rather than a short term boost in revenues and earnings.

         Management's expansion strategy is to continue to develop, manufacture and market systems, components and process technologies that meet its customers' needs for new applications of plasma processing for existing CVD diamond, semiconductor and medical equipment markets as well as for potential new markets. These markets include semiconductor and medical equipment component manufacturing, electro-optics and high temperature superconducting materials. The Company's plan is to seek to significantly expand revenues through anticipated internal growth as well as through potential acquisitions, such as the recent acquisitions of Ehrhorn Technological Operations, Inc. ("ETO") and Newton Engineering Service, Inc. ("Newton Engineering"). No assurance can be given that the Company will be able to successfully identify possible acquisition candidates, complete such acquisitions, and successfully integrate these businesses into the Company's operations. See "Risk Factors - Risks Associated with Acquisitions."

         In November and December 1995, the Company acquired Newton Engineering and ETO, respectively. ETO is a manufacturer of high performance radio frequency power amplifiers for the semiconductor, medical, industrial and communications markets. Newton Engineering is a supplier of specialty transformers and inductors used by the Company and other industrial customers.

         The Company was incorporated in Delaware on January 12, 1987. As used in this Prospectus, unless otherwise indicated, the "Company" refers to Applied Science and Technology, Inc., a Delaware corporation and the Company's wholly owned subsidiaries, ETO, a Nevada corporation, Newton Engineering, a Massachusetts corporation, ASTeX/Gerling Laboratories, Inc., a California corporation, and Applied Science and Technology, GmbH, a German corporation. The Company's corporate offices are located at 35 Cabot Road, Woburn, Massachusetts 01801 and its telephone number is (617) 933-5560.

                                  RISK FACTORS

         Investors should carefully consider the following matters in connection with an investment in the Common Stock in addition to the other information contained or incorporated by reference in this Prospectus. Information contained or incorporated by reference in this Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "would," "could," "intend," "plan," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

COMPETITION;   RISK  OF  TECHNOLOGICAL   OBSOLESCENCE;   UNCERTAINTY  OF  MARKET
ACCEPTANCE OF NEW PRODUCTS AND APPLICATIONS

         The advanced materials field, and particularly the CVD diamond field, are undergoing rapid and significant technological change. The Company expects plasma processing and CVD diamond technology to continue to develop rapidly. The Company's success will depend upon its ability to maintain a competitive position for its products in the marketplace. To do so, the Company must develop and enhance its technology and products to keep pace with rapid technological changes in production equipment and advanced materials processes. Many companies and academic institutions have developed and are capable of developing competing products based on technologies similar to the Company's or on other technologies. Many of these competitors are well-established, and several have or may acquire substantially greater financial, technical, manufacturing, marketing and other resources than the Company, and many have established success in the development, sale and service of competitive products. No assurance can be given that these or other firms will not develop new or enhanced products that are more effective than any that have been developed or may be developed by the Company. No assurance can be given that planned future products will realize market acceptance or will meet technical demands of current and potential customers.

         The Company believes that its ability to compete depends on elements both within and outside its control, including, but not limited to, the success and timing of new product development and new product introductions by the Company and its competitors, product performance and price, distribution and customer support. No assurance can be given that the Company will be able to compete successfully with respect to these factors. Although the Company believes that it may have certain technological and other advantages over its competitors, maintaining such advantages will require continued investment by the Company in research and development, sales and marketing and customer service and support. No assurance can be given that the Company will have sufficient resources to make such investments or that the Company will be able to achieve the technological advances necessary to maintain such competitive advantages. In addition, as the Company enters new markets, distribution channels, technical requirements and levels and bases of competition may be different than those in the Company's current markets and no assurance can be given that the Company will be able to compete favorably.

DEPENDENCE ON SIGNIFICANT CUSTOMERS AND CONTRACTS

         Applied Materials accounted for approximately 41% of the Company's total revenue in Fiscal 1995. GaSonics, U.S. government agencies (including the Advanced Research Projects Agency ("ARPA")) and the Company's Japanese distributor each accounted for approximately 9%, 6% and 5%, respectively, of the Company's total revenue in Fiscal 1995. Management considers the Company's relationship with each of its significant customers to be satisfactory and, although no assurance can be given, anticipates that each of these entities will continue to account for a significant portion of the Company's total revenue in the current fiscal year. The supply agreements with Applied Materials and GaSonics, as well as certain government contracts, typically provide for cancellation or modification (for example, reduction of the amount of a purchase order) of the agreements with little or no penalty. A substantial reduction in orders from the Company's significant customers, the loss of these customers or the inability to attract orders from new customers would have a material adverse effect on the Company's operations and financial condition.


         During the fourth quarter of the year ended June 29, 1996 ("Fiscal 1996"), Applied Materials notified ETO, a subsidiary of the Company, of the cancellation of part of a contract to purchase certain equipment from ETO and of the reduction of orders on other products. ETO's sales to Applied Materials during Fiscal 1996 represented approximately 40.7% of ETO's total sales. As a result of the contract cancellation and reduction of orders, management is reevaluating ETO's future sales prospects and the effect such changes might have on the recoverability of goodwill of approximately $6.8 million recorded in connection with the Company's acquisition of ETO.


NO ASSURANCE OF FUTURE PROFITABILITY

         For the years ended June 30, 1993 ("Fiscal 1993"), July 2, 1994 ("Fiscal 1994"), and Fiscal 1995, the Company had net earnings of $149,292, $518,041 and $1,127,748, respectively. The results for Fiscal 1993, Fiscal 1994 and Fiscal 1995 may not necessarily be indicative of future results and no assurance can be given that the Company will operate profitably in the future. For the nine months ended March 30, 1996, the Company incurred a net loss of $1,370,598, primarily as a result of the acquisition of ETO. The Company expects to report a loss for the current fiscal year, primarily as a result of the substantial non-recurring expense incurred in connection with the acquisition of ETO.

RISKS RELATING TO GROWTH AND EXPANSION

         Rapid growth of the Company's business, which the Company intends to pursue aggressively through anticipated internal growth and possible acquisitions, but of which no assurance of success can be given, may significantly strain the Company's management, operational and technical resources. If the Company is successful in obtaining rapid market penetration of its products, the

Company will be required to deliver increasing volumes of highly complex products and components to its customers on a timely basis at a reasonable cost to the Company. No assurance can be given that the Company's efforts to expand its manufacturing and quality assurance activities will be successful or that the Company will be able to satisfy increased commercial scale production on a timely and cost-effective basis. The Company's success will also depend, in part, upon its ability to provide its customers with engineering, manufacturing, marketing and other support. In addition to the levels of support currently provided, including the ability to modify its technology and products to meet end-user requirements, the Company will also be required to continue to improve its operational, management and financial systems and controls. Failure to manage growth could have a material adverse effect on the business of the Company.

RISKS ASSOCIATED WITH ACQUISITIONS

         In the normal course of business, the Company evaluates potential acquisitions of businesses, products and technologies that would complement or expand the Company's business. The Company also evaluates potential joint ventures or other collaborative projects. In November and December 1995 the Company acquired Newton Engineering and ETO, respectively, and has been operating such companies as wholly owned subsidiaries of the Company (the "Acquisitions"). No assurance can be given that the Company will be able to successfully integrate the Acquisitions into its operations, or successfully negotiate, finance or integrate any other such acquired businesses, products or technologies or successfully engage in any joint ventures or collaborations.
Furthermore, the integration of the Acquisitions or of any other acquired business may cause a diversion of management time and resources. No assurance can be given that the Company will enter into any additional acquisitions, joint ventures or other collaborative projects in the future, and no assurance can be given that the Acquisitions or any other acquisition, joint venture or collaborative project, when consummated, will not materially adversely affect the Company.

LIQUIDITY AND CAPITAL RESOURCES

         The expansion of the Company's current business involves significant financial risk and capital investment. No assurance can be given that financing will be available in the future to meet the needs of the Company for additional investment capital.

PATENTS AND PROPRIETARY INFORMATION

         The Company's patent and trade secret rights are of material importance to the Company and its future prospects because the Company relies on these rights to protect proprietary technology. Generally, the Company's patents have been directed to gas and plasma generator technology, microwave heating and rubber curing. The Company currently owns ten U.S. patents and one Canadian patent, has six patent applications pending in the U.S., and has several other U.S. and foreign patent applications in various stages of preparation and filing. The earliest of the issued patents considered material by the Company expires in 2004. As a qualifying small business, the Company has retained commercial ownership rights to proprietary technology developed under various U.S. government contracts and grants, including SBIR contracts. No assurance can be given as to the issuance of additional patents or, if so issued, as to their scope and validity. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by the Company, it would be costly for the Company to enforce its rights in an infringement action and would divert funds and other resources from the Company's operations. Furthermore, no assurance can be given that the Company's products or processes will not infringe any patents or other intellectual property rights of third parties. If the Company's products or processes do infringe the rights of third parties, no assurance can be given that the Company can obtain a license from the intellectual property owner on commercially reasonable terms or at all.

         The Company relies on trade secrets that it seeks to protect, in part, through confidentiality agreements with employees, consultants and its customers and potential customers. No assurance can be given that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. As the Company intends to enforce its patents, trademarks and copyrights and protect its trade secrets, it may be involved from time to time in litigation to determine the enforceability, scope and validity of these rights. Any such litigation could result in substantial cost to the Company and diversion of effort by the Company's management and technical personnel.

ATTRACTION AND RETENTION OF KEY PERSONNEL AND DEPENDENCE UPON FOUNDERS

         The success of the Company will depend, in large part, upon its ability to attract, recruit and retain highly qualified scientists, as well as highly skilled and experienced management and technical personnel. No assurance can be given that the Company will be able to hire and retain such personnel. The Company is dependent in particular upon the services of Richard S. Post, its President, and John M. Tarrh and Donald K. Smith, its Senior Vice Presidents, all of whom are co-founders of the Company. Although the Company maintains key person life insurance of $2 million on its President and $1 million on each of its Senior Vice Presidents and is the sole beneficiary of these policies, the loss of any of their services would have a material adverse effect on the Company. In addition, the Company believes that its success will depend in large part on its ability to continue to attract and retain qualified management, scientific and marketing personnel. Competition for such personnel is intense, and no assurance can be given that the personnel the Company may need will be available in the future.

DEPENDENCE UPON FOREIGN SALES AND FOREIGN SUPPLIERS

         During Fiscal 1994 and Fiscal 1995, sales to foreign customers accounted for approximately 14.4% and 15.1%, respectively, of the Company's total revenue. In addition, the Company relies on foreign suppliers for certain components. The Company is subject to risks associated with foreign customers and suppliers in general, including political instability, embargoes, shipping delays, custom duties, import and export quotas and other trade restrictions, all of which could have a material adverse effect on the Company's operations, or could have a significant adverse impact on the Company's ability to deliver its products on a competitive and timely basis. The Company may experience difficulties in collecting accounts receivable and in obtaining or enforcing judgments with respect to receivables outside the U.S. The Company's foreign sales are typically made in U.S. dollars. A strengthening in the dollar relative to the currencies of those countries where the Company does business would increase the prices of its products as stated in those currencies, and may adversely affect the Company's sales in those countries. To the extent the Company lowers its prices to reflect a change in exchange rates, the profitability of the Company's business in those markets may be adversely affected. In the past, there have been significant fluctuations in the exchange rates between the dollar and the currencies in those countries in which the Company does business.

POTENTIAL DILUTIVE EFFECT OF WARRANTS AND OPTIONS

         In addition to the IPO Warrants, Representative's Warrants and the Representative's IPO Warrants issuable upon exercise of the Representative's Warrants referred to herein, the Company has options outstanding to purchase 641,725 shares of Common Stock at a weighted average exercise price of $10.80 per share, and redeemable warrants issued to certain investors (the "Investor Warrants") in the Company's private placement completed in September 1992 (the "Private Placement") to purchase up to 34,126 shares of Common Stock at an exercise price of $9.60 per share. Holders of Warrants, Investor Warrants and options may be given an opportunity to benefit from a rise in the market price of the Common Stock. So long as any of these Warrants, Investor Warrants and options remain outstanding, the terms upon which the Company could obtain additional capital may be adversely affected. The holders of these Warrants, Investor Warrants and options can be expected to exercise them at a time when the market price of the Common Stock is in excess of the exercise price of the Warrants, Investor Warrants or options, and such exercise and the subsequent sale of Common Stock could reduce the market price for the Common Stock and result in dilution to the then outstanding shares of Common Stock.

SIGNIFICANT INFLUENCE BY MANAGEMENT

         Certain of the Company's executive officers and directors and their affiliates control the vote of approximately 23.6% of the outstanding shares of Common Stock prior to the exercise of any outstanding options and warrants. As a result, such persons may be able to significantly influence all matters requiring approval by the stockholders of the Company, including the election of directors.

NO ACTIVE PUBLIC MARKET; ARBITRARY DETERMINATION OF EXERCISE PRICES; POSSIBLE VOLATILITY OF TRADING PRICES FOR COMMON STOCK

         Although the Common Stock and IPO Warrants are quoted on NASDAQ/NMS, no assurance can be given that an active public market in such securities will be sustained. The exercise price of each of the IPO Warrants, Representative's Warrants, and Representative's IPO Warrants, and of the Investor Warrants, was arbitrarily determined by negotiation between the Company and the

Representative, and the investors in the Private Placement, respectively. Such exercise prices do not necessarily bear any relationship to the Company's assets, book value, total revenue or other established criteria of value, and should not be considered indicative of the actual value of the Common Stock. The trading prices of the Common Stock could be subject to wide fluctuations in response to the Company's operating results, announcements by the Company or others of developments affecting the Company or its competitors or customers and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years, particularly in the securities of smaller technology companies. These fluctuations have had a substantial effect on the market prices for many companies, often unrelated to the operating performances of the specific companies, and similar events in the future may adversely affect the market prices of the Common Stock.

ANTI-TAKEOVER MEASURES; POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

         The  Company,  as a Delaware  corporation,  is  subject to the  General
Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, the law restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. As a result, potential acquirors of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions. As a result of the application of Section 203 and certain provisions in the Company's Certificate of Incorporation and By-laws, as amended, potential acquirors of the Company may find it more difficult or be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

         The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $.01 par value per share. The issuance of any Preferred Stock could affect the rights of the holders of Common Stock, and therefore, reduce the value of the Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by present owners and preventing holders of Common Stock from realizing a premium on their shares and may adversely affect the voting power of holders of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


         As of August 9, 1996 the Company had 4,461,673 shares of Common Stock outstanding, of which 3,551,970 shares are freely tradeable and 1,099,703 shares which are owned by certain of the Company's executive officers and directors are currently eligible for sale under Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Securities Act"). The 1,099,703 shares of

Common Stock owned by certain of the Company's executive officers and directors are subject to the volume trading limitations under Rule 144.

         Ordinarily, under Rule 144, a person holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits sales by a person who is not an affiliate of the Company and who has satisfied a three-year holding period to sell without any quantity limitation. Future sales under Rule 144 or Rule 701 may have a depressive effect on the market price of the Common Stock should a public market develop for such stock.

         The Company has reserved an aggregate of 716,279 shares of Common Stock for issuance to employees, officers, directors and consultants pursuant to its 1987 Stock Option Plan, 1993 Stock Option Plan and 1994 Formula Stock Option Plan (the "Plans"). To date, options to purchase 959,412 shares have been granted under the Plans, of which 176,810 have been exercised and 140,877 have been cancelled. The Company has also reserved for issuance (i) 977,500 shares of Common Stock underlying the IPO Warrants; (ii) 255,000 shares of Common Stock underlying the Representative's Warrants and the Representative's IPO Warrants underlying the Representative's Warrants; and (iii) 34,126 shares of Common Stock underlying the Investor Warrants. All shares underlying the Company's Plans are registered and, upon exercise, are freely tradeable subject to volume trading limitations under Rule 144. The existence of outstanding options, Investor Warrants and Warrants may affect the price at which the Company's Common Stock may be sold. In addition, the exercise of any such options, Investor Warrants or Warrants may further dilute the net tangible book value of the Common Stock, and the holders of such options, Investor Warrants and Warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

LIMITATION ON OFFICERS' AND DIRECTORS' LIABILITIES UNDER DELAWARE LAW.

         Pursuant to the Company's Certificate of Incorporation, as amended, as authorized under applicable Delaware law, directors of the Company are not liable for monetary damages for breach of fiduciary duty, except in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit. In addition, the Company's bylaws provide that the Company must indemnify its officers and directors to the fullest extent permitted by Delaware law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors of the Company.

POSSIBLE RESTRICTIONS ON MARKET MAKING ACTIVITIES IN THE COMPANY'S SECURITIES.

         The Representative, Josephthal, Lyon & Ross Incorporated ("Josephthal"), currently makes a market in the Company's securities. Rule 10b-6 under the Exchange Act, will prohibit Josephthal from engaging in any market-making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by Josephthal of the exercise of IPO Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that Josephthal may have to receive a fee for the exercise of IPO Warrants following such solicitation. As a result, Josephthal may be unable to provide a market for the Company's securities during certain periods while the IPO Warrants are exercisable. Any temporary cessation of such market-making activities could have an adverse effect on the market prices of the Company's securities. In addition, under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Selling Securityholder securities may not simultaneously engage in market making activities with respect to any securities of the Company for a period of at least two (and possibly nine) business days prior to the commencement of such distribution. Accordingly, in the event such a firm is engaged in a distribution of the Selling Securityholder securities, such firm will not be able to make a market in the Company's securities during the applicable restrictive period. Any temporary cessation of such market making activities could have an adverse effect on the market price of the Company's securities.

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS

         Holders of the Warrants will not be able to exercise them unless at the time of exercise a current prospectus under the Securities Act, covering the shares of Common Stock issuable upon exercise of the Warrants is effective and such shares have been qualified or are exempt from qualification under the applicable securities or "blue sky" laws of the states in which the various holders of the Warrants then reside. Although the Company has undertaken to use reasonable efforts to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Warrants, no assurance can be given that the Company will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the states in which the holders of the Warrants then reside.

NO DIVIDENDS

         The Company has not paid dividends to its stockholders since its inception and does not plan to pay dividends in the foreseeable future. The
Company's current credit and term loan facility arrangements restrict the Company's ability to declare cash dividends without the bank's prior written consent. The Company intends to reinvest earnings, if any, in the development and expansion of its business. Any declaration of dividends will be at the election of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions, bank lending requirements, and other pertinent factors.

                                 USE OF PROCEEDS

         The Company would receive approximately $17,913,000 in net proceeds if all of the IPO Warrants, Representative's Warrants and Representative's IPO Warrants were exercised. See "Plan of Distribution." The Company currently intends to use the net proceeds from such exercises to purchase inventory, finance account receivables, fund research and development, expand facilities, fund acquisitions, and for other working capital and general corporate purposes. Depending on the Company's circumstances at the time any or all of the net proceeds from such exercises become available, if at all, the Company reserves the right to use such net proceeds for purposes other than those set forth above.


         The Company will not receive any of the proceeds of the sale of shares of Common Stock by the Holder.


                             SELLING SECURITYHOLDERS

         The shares of Common Stock and Representative's IPO Warrants are being registered to permit the issuance by the Company of such securities upon the exercise of warrants that were issued in the IPO. Such securities are being registered at the expense of the Company, pursuant to the terms of the IPO underwriting agreement, exclusive of fees and expenses of the Selling Securityholders' attorneys or other representatives and selling or brokerage commissions, if any, as the result of the subsequent resale of such securities. The period of sale of such securities by the Company may occur over an extended period of time. Many of the holders of the Representative's Warrants and Representative's IPO Warrants served as underwriters in the Company's IPO in November 1993.


         Although all but 7,000 of the shares of Common Stock and all of the Representative's IPO Warrants covered by this Prospectus have not been specifically registered for resale by the Selling Securityholders, once registered such securities may be resold by the Selling Securityholders and/or their registered representatives from time to time at prices to be determined at the time of such sale. The Selling Securityholders are not restricted as to the price or prices at which they may resell their securities and sales of such securities at less than the market price may depress the market price of the Company's Common Stock and IPO Warrants. It is anticipated that the resale of the securities being offered hereby when made, will be made through customary channels either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or at private sales in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices at the time of the sales, or by a combination of such methods. Thus, the period for resale of such securities by the Selling Securityholders may occur over an extended period of time.

         The following table sets forth, as of August 9, 1996, the number of securities beneficially owned prior to the Offering, the number of securities offered hereby, and the number of securities beneficially owned after the Offering (assuming sale of all securities being offered hereby) by the Selling Securityholders.


                                           Securities                            Securities
                         Material          Owned                                 Beneficially
                         Relationship      Beneficially      Securities          Owned After        Percentage
Selling                  with the          Prior to          Being               Completion of      After
Securityholder(1)        Company           Offering          Offered             Offering           Offering
- -----------------        -------           --------          -------             --------           --------
IPO Warrant Holders       (1)              977,500 Shares    977,000 Shares           0                 *

Josephthal Lyon           (2)              215,377 Shares    215,377 Shares           0                 *
  & Ross Incorporated                      170,000 Rep.      170,000 Rep.             0                 *
                                             IPO Warrants      IPO Warrants


William M. Holber, Ph.D.  (3)                7,000 Shares      7,000 Shares           0                 *




* Less than one percent.

(1) The Holders own the redeemable warrants (the "IPO Warrants") which were issued in the Company's initial public offering in November 1993 (the "IPO"). Two IPO Warrants entitle the Holder to purchase one share of Common Stock at an exercise price of $15.05 per share.

(2) Josephthal Lyon & Ross Incorporated ("JLR") was the representative of the underwriters in the Company's IPO. Certain of these warrants have subsequently been transferred by JLR to its employees and other members of the underwriting group which participated in the Company's IPO.


(3)      Dr.  Holber  currently  serves as the  Company's  Director of Technical
         Marketing.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock and IPO Warrants covered hereby and underlying the Warrants may be offered and sold from time to time after exercise of such Warrants by their respective holders. To exercise an IPO Warrant the holder must pay the exercise price of $15.05 to the Company and transfer two IPO Warrants to the Company in exchange for one share of Common Stock. To exercise the Representative's Warrants, the holder must pay the exercise price of $15.5875 per share of Common Stock and $.145 per Representative's IPO Warrant underlying such Representative's Warrant, and transfer one Representative's Warrant to the Company in exchange for one share of Common Stock and one Representative's IPO Warrant. The Representative's IPO Warrants issuable upon exercise of the Representative's Warrants are then exercisable on the same terms as the IPO Warrants described above.

         The shares of Common Stock and Representative's IPO Warrants covered by this Prospectus and issued by the Company may be subsequently offered and resold from time to time by the Selling Securityholders, or by pledgees, donees, transferees or other successors in interest, in one or more transactions on NASDAQ/NMS, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Securityholders will act independently of the Company in making decisions with respect to such offers and resales. The shares of Common Stock and Representative's IPO Warrants may be resold by one or more of the following:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock or Representative's IPO Warrants as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Thus, the period of distribution of such shares of Common Stock and Representative's IPO Warrants may occur over an extended period of time. The Company is paying all of the other expenses of registering the securities offered hereby under the Securities Act estimated to be $17,000 for filing, legal, accounting and miscellaneous fees and expenses, and has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. In effecting sales, broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales. The Company will not receive any proceeds from any sales of the Common Stock and IPO Warrants by the Selling Securityholders, but will receive the proceeds generated upon exercise of any of the Warrants.

         In offering the securities, the Selling Securityholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Securityholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 701 or any other exemption may be sold under Rule 144 or Rule 701 or any other exemption rather than pursuant to this Prospectus.

         The Company has advised the Selling Securityholders that during such time as they may be engaged in a distribution of securities included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith, that they may not engage in any stabilization activity, except as permitted under the Exchange Act, are required to furnish each broker-dealer through which Common Stock and IPO Warrants included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities except as permitted under the Exchange Act.

         Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

                                 TRANSFER AGENT

         The transfer agent for the Company's Common Stock and IPO Warrants is Continental Stock Transfer and Trust Company of 2 Broadway, New York, New York 10004.

                                  LEGAL MATTERS

         Certain legal matters relating to the Common Stock offered hereby will be passed upon for the Company by O'Connor, Broude & Aronson, 950 Winter Street, Waltham, Massachusetts 02154. Certain attorneys in the firm of O'Connor, Broude & Aronson own an aggregate of 1,181 shares of the Company's Common Stock and 2,600 Warrants to purchase an aggregate of 1,300 shares of Common Stock.

                                     EXPERTS


         The consolidated financial statements of Applied Science and Technology, Inc. as of July 1, 1995 and July 2, 1994 and for each of the years in the three year period ended July 1, 1995 appearing in the Company's Annual Report on Form 10-K for the year ended July 1, 1995 have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. The elimination or limitation, however, shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which is deemed illegal or obtaining an improper personal benefit. Article 8 of the Company's Certificate of Incorporation, as amended, provides the following:

                  A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit.

         Article 12 of the Company's Certificate of Incorporation, as amended, provides the following:

         A.       Right to Indemnification.

                  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss

         (including attorney's fees, judgments, fines, liability under federal tax laws or the Employee Retirement Income Security Act of 1974, as amended from time to time, with respect to employee benefit plans, and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification referred to in the preceding sentence shall be a contract right and shall include the right to be paid, by the Corporation, expenses incurred in defending any such proceeding, in advance of its final disposition;
         provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to any employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article 12 or otherwise.

         B.       Right of Claimant to Bring Suit.

                  If a claim under Part A of this Article 12 is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the Claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstance because he or she has met the applicable standard of conduct set forth in said law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant had not met the applicable standard of conduct.

         C.       Non-Exclusivity of Rights.

                  The  rights  conferred  on any person by Parts A and B of this
         Article 12 shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         D.       Insurance.

                  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, against any liability asserted against any such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the General Corporation Law of the State of Delaware.

         Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. Article VII of the Bylaws of the Company, as amended, provides as follows:

                  Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees," who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person, or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification, with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and
         (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

================================================================================

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.


                                 --------------

                                TABLE OF CONTENTS
                                                        PAGE

Available Information ...............................     2
Incorporation of Certain Information
 by Reference .......................................     3
Recent Developments .................................     4
The Company .........................................     5
Risk Factors ................... ....................     7
Use of Proceeds ............... .....................    15
Selling Securityholders .............................    15
Plan of Distribution ........ .......................    17
Transfer Agent ......................................    18
Legal Matters .......................................    18
Experts .............................................    18
Indemnification .....................................    19


                                 --------------





================================================================================








================================================================================






                                1,239,500 SHARES
                                OF COMMON STOCK,
                          $.01 PAR VALUE PER SHARE, AND
                                170,000 WARRANTS



                      APPLIED SCIENCE AND TECHNOLOGY, INC.


                                 --------------

                                   PROSPECTUS

                                 --------------














                                  ______ , 1996








================================================================================







                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby other than underwriting discounts and commissions (items marked with an asterisk (*) represent estimated expenses):

              Registration Fee (SEC)..............................  $     431.59
              Registration Fee (NASD).............................  $     625.16
              Transfer Agent's Fees*..............................  $     500.00
              Printing Costs*.....................................  $   1,000.00
              Legal Fees*.........................................  $  13,000.00
              Accounting Fees*....................................  $   1,200.00
              Miscellaneous*......................................  $     243.25
                                                                   -------------

                           TOTAL*                                    $ 17,000.00
                                                                   =============

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         See "Indemnification" contained in Part I hereof, which is incorporated by reference.

ITEM 16.   EXHIBITS

         (a) The following is a list of exhibits filed herewith as part of this Registration Statement:

Exhibit
  No.                                                Title
  ---                                                -----

   5 Opinion letter of O'Connor, Broude & Aronson as to legality of shares being registered.


 23a              Consent of KPMG Peat Marwick LLP.


 23b Consent of O'Connor, Broude & Aronson (contained in Opinion filed as Exhibit 5).

         (b) The following  exhibits  were filed as part of the  Company's  Form
SB-2  Registration   Statement  (No.   33-69098-B)  declared  effective  by  the
Commission on November 10, 1993 and are incorporated herein by reference:

Exhibit
   No.                                               Title
   ---                                               -----

3a                Certificate of Incorporation, as amended, dated July 1, 1992.

3b Certificate of Amendment of Certificate of Incorporation, dated September 1, 1993.

3c                Bylaws, as amended.

4a                Specimen Common Stock Certificate.

4b                Form   of   Warrant  Agreement,   including  Form  of  Warrant
                  Certificate.

4c Form of Representative's Warrant Agreement, including Form of Representative's Warrant Certificate.

         ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the Offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, Commonwealth of Massachusetts, on August 13, 1996.


                                            APPLIED SCIENCE AND TECHNOLOGY, INC.


                                            By:/s/ Richard S. Post
                                               ---------------------------
                                               Richard S. Post
                                               President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Name                                                 Capacity                                    Date
- ----                                                 --------                                    ----

/s/ Richard S. Post                                  Chairman of the Board,                      August 13, 1996
- ---------------------------------                    Chief Executive Officer
Richard S. Post                                      and President (principal
                                                     executive officer)

/s/ John M. Tarrh                                    Chief Financial Officer,                    August 13, 1996
- ---------------------------------                    Senior Vice President of
John M. Tarrh                                        Finance and Director
                                                     (principal financial
                                                     and accounting officer)

/s/ Donald K. Smith                                  Senior Vice President of                    August 13, 1996
- -------------------------------                      Advanced Technology
Donald K. Smith                                      and Director

/s/ Michel de Beaumont                               Director                                    August 13, 1996
- ----------------------------
Michel de Beaumont

/s/ John R. Bertucci                                 Director                                    August 13, 1996
- ---------------------------------
John R. Bertucci



                                  EXHIBIT INDEX



Exhibit
  No.                               Title
  ---                               -----

   5              Opinion letter of O'Connor, Broude &
                  Aronson as to legality of shares being
                  registered.


 23a              Consent of KPMG Peat Marwick LLP.


 23b              Consent of O'Connor, Broude & Aronson
                  (contained in Opinion filed as Exhibit 5).